Exhibit 10.3

Cooperation Agreement of China Mobile Group Anhui Co., Ltd regarding Monternet SMS Service

(provincial-level 2007)

Contract No.: 2007-SJ-YW-047(3)

Date: December 24, 2007

Place: Hefei, Anhui

Party A: China Mobile Group Anhui Co., Ltd	Party B: Shanghai Mopie Information Technology Co., Ltd
Legal representative: Shi Wanzhong	Legal representative: Song Zhiling
Add: No. 99, Changjiang West Road, Hefei, Anhui	Add: Rm 2306, Bldg 18, Jianwai SOHO, 39, Dongsanhuan Zhonglu, Chaoyang District, Beijing
P.C.: 230061	P.C.: 100022
Tel: 13514951800	Tel: 13811341317
Fax: 0551-2830610 Opening Bank: Business Office of Industrial and Commercial Bank of China Anhui Branch Sipailou Sub-branch A/C: XXXXXXXXXXXXXXXXXXX	Fax: 010-58692286 Opening Bank: Shenzhen Development Bank Shanghai Branch Yangpu Sub-branch A/C: XXXXXXXXXXX

China Mobile Group Anhui Co., Ltd (hereinafter referred to as “Party A”) is a network operator under the approval of the information industry competent authority of the State Council, and as the mobile communications operator, provides SMS application providers with communications channel, charging platform and charge collection agency service.

Shanghai Mopie Information Technology Co., Ltd (hereinafter referred to as “Party B”) is a company engaging in communications value-added business under the approval of the telecom competent authority (No of .business permit for value-added service [cross-region]: B2-20050008), and as an SMS application provider, directly provides the subscribers of Party A with SMS value-added services.

Whereas Party B has completed the access of the SMS application system side to China Mobile Group Anhui Co., Ltd (main provincial access branch) and Party A agrees to be one of the SMS service of Party B provinces; under the principles of equality, mutual benefit, complementary advantages and common development, after sufficient deliberation, both parties have reached the following Agreement for the issue that Party A collects SMS application service fees on behalf of Party B:

I. Cooperation Mode and Content

1.
As SMS network and charging platform provider, Party A shall provide Party B with pay with communications and charging channels. During the cooperation under this Agreement, the corporate code for Party B in the province where Party A is located is 901709 and service code is 50123; as of November 1, 2007, Party B will formally use the new service code 10660123 and corporate code 901709 newly applied at the Ministry of Information Industry (or communication administration).

2.
Party B, via the SMS platform of Party A, shall provide the Monternet subscribers of Party A with various value-added application services, and provide the subscribers with message service as per the quality and quantity required by the subscribers in timely manner. Party A, as a service province, shall make use of its charging and business support system to provide with pay Party B with service charging and service fee collection agency services.

II. Rights and Obligations of Party A

i) Obligations of Party A

1.	Party A shall, upon the request of Party B, provide Party B with fee accounting and collection agency services for the Monternet SMS service approved by Party A.

2.
In the case where Party A intends to carry out system debugging, maintenance, upgrading or other foreseeable operations that may cause service interruption, it shall, within 7 days before the performance, in writing, e-mail or any other form, inform Party B of such intention, including detailed interruption reason, time and period.

3.
Party A shall provide Party B with related service interface regulations and technical protocols and standards and cooperate with Party B to commission the server of Party B and the communications interface to the SMS gateway of Party A. Party A shall ensure smooth network and carry out related rights and obligations according to the access agreement entered into with subscribers.

4.
Party A shall be liable for any inquiry, appeal and complaint of subscribers arising from the communications problem of the network of Party A and the establishment of the first-inquiring responsibility system, shall transfer any issue needing the cooperation of Party B to Party B for handling and supervise and investigate among subscribers the handling result.

5.	If conditions permit, Party A shall provide the message in relation to the actual fees collected by it on behalf of Party B as soon as possible.

6.
Party A shall be liable to disclose any information that it has formulated and issued formally and may have direct effect on the business development of Party B to Party B, except otherwise the information in relation to the confidentiality of the State and Party A.

7.
In the case where Party A cannot continue providing services due to its bad operation or any other reason alike, Party A shall, 3 months earlier, disclose the related situation to Party B and explain properly to subscribers and deal with all problems left.

ii) Rights of Party A

1.
Party A shall not bear any outstanding fee risk due to such reasons as subscriber’s number cancellation, pre-number cancellation, termination, defaulting etc and nor charge any subscriber who does not use any message that month.

2.
Party is entitled to prepare the management regulations, audit regulations, customer service standards and documents in relation to Monternet service and require Party B to abide by and execute them. Party A shall conduct examination on Party A as per the regulations aforesaid and take corresponding measures as per the examination situation.

3.
Party A is entitled to audit the business permit, qualification and credit certificate, business license, information source and bank account etc for Internet message service or telecom value-added service in relation to the normal business operation provided by Party B.

4.
Party A is entitled to audit any newly added and modified services of Party B and refuse the service content not complying with the regulations in relation to the information safety of the State etc, and require Party B to bear any responsibility as incurred due to the opening any new service without the review and approval of Party A as per the regulations on the management of Monternet cooperation.

5.
For any abnormal and high-volume SMS that is out of the duty of and may affect the safe operation of the network of Party A, Party A reserves the right to limit the transmission of SMS flow or promptly adjust the SMS flow according to the SMS system capacity; simultaneously, Party A is entitled to require Party B to dispose any garbage information or illegal attack at the agreed time limit. If Party B fails to do so, Party A is entitled to take corresponding measures so as to prevent the situation worsening. In case emergency occurs, in order to protect the legal right and interest of all subscribers, Party A is entitled to take such measures as interrupting communications interface etc without any notice served to Party B. In the case where Party B issues any illegal message via the SMS platform of Party A, Party A is entitled to immediately interrupt the communications interface with Party B and reverse the right to further investigate the responsibility of Party B.

6.
When accepting the subscriber complaint as incurred due to Party B’s reason, Party A can pay any message fee that subscribers may require refunding for behalf of Party B and is entitled to deduct the equivalent sum from the settlement amount with Party B.

7.
In the event where Party B cannot reach the business operation level of any other partner of the Party A with the same nature , Party A is entitled to terminate in advance the service fee accounting and collection agency relationship with Party B.

8.
Party A is entitled to terminate or suspend the cooperation with or the provision of service fee accounting and collection agency service for Party B according to the requirements of the competent authority.

9.
In the case where the Monternet service quality of Party A is affected due to Party B’s customer service complaint or any other reason alike and causes the rise of the customer service cost of Party A, Party A is entitled to deduct the equivalent sum from the settlement with Party B as per the related provisions of Regulations on the Management of Monternet SP Cooperation of China Mobile Group Anhui Co., Ltd.

iii) Obligations of Party B

1.
Party B shall have the business license for corporation with legal operation scope, content/application service operation qualification, and provide Party A with the real and reliable operation permit, qualification and credit certificate, perfect after-sale service system, price review and approval and bank account etc for value-added message service approved by the Ministry of Information Industry or the local telecom competent authority in the place where the service is provided.

2.
Party B shall ensure stable quality of the service provided, especially the message safety and service quality in important period, and ensure the contact channel with Party A can be smooth 7x24h and be liable to declare the disclaimer provision to subscribers when such service is opened for subscribers.

3.
To add any new service or modify the current service, Party B shall submit the proposal to Party A for review and approval prior to modification and cannot open the new service or carry out the modification until Party A reviews and approves the proposal.

4.
In the case where Party B intends to carry out system debugging, maintenance, upgrading or other foreseeable operations that may cause service interruption, it shall, within 7 days before the performance, in writing or e-mail, inform Party A of such intention, including detailed interruption reason, time and period and also declare the same to subscribers.

5.
Party B shall abide by the regulations on the management of Monternet cooperation, audit regulations, customer service standards and related documents formulated by Party A in order to standardize the market order of the Monternet and bear any responsibility as incurred due to the violation act to these regulations.

6.
Party B shall provide special customer service hotline for subscriber complaints, bear any responsibility for subscriber inquiry, appeal and complaint as incurred due to non-network communications problem of Party A and accept subscriber inquiry, fee inquiry and complaint as incurred due to various network communications problems in the provision of the service under this Agreement. Party B shall establish the first-inquiring responsibility system, transfer any issue needing the cooperation of Party A to Party A for handling and have follow-up supervision and investigation among subscribers for the handling result.

7.
In system debugging, Party B shall not affect the normal operation of the current network of Party A; when sending SMS to the communications platform of Party A, Party B shall ensure that the transmission speed does not exceed the flow limit of the port Party A distributes for Party B; without the consent of Party A, Party B shall not conduct high-volume test, otherwise, it shall bear all consequences as incurred hereof.

8.	Party B must strictly manage the network port and the related ID and ensure the safety of the network and message. Party B shall bear all responsibilities as incurred due to its bad management.

9.
In the case where Party B cannot continue providing services due to its bad operation or any other reason alike, Party B shall, 1 month earlier, disclose the related situation to Party B and in the meantime explain properly to subscribers and deal with all problems left.

10.
In the case where the Monternet service quality of Party A is affected due to customer service complaint with the responsibility of Party B or any other reason alike and causes the rise of the customer service cost of Party A, Party B shall be liable to pay the equivalent sum from the settlement with Party B as per the data calculated by Party A and confirmed by Party B in accordance with the Regulations on the Management of Monternet SP Cooperation of China Mobile Group Anhui Co., Ltd.

11.
Party B shall abide by the provisions of both parties and provide Party A on a monthly basis with settlement invoice for the settlement of the message fees in order to liquidate the message fees of every month and shall bear any responsibility as incurred due to the failure of providing the settlement invoice for Party A as scheduled (Refer to Interim Regulations on the Message Fee Settlement of Monternet Service of China Mobile Group Anhui Co., Ltd for details).

12.
Party B shall undertake that the form and content of the SMS value-added service under this Agreement comply with the related national laws and regulations and infringe no the legal rights of any corporation, organization and natural person, including Party A. In the case where the form and content of the SMS value-added service provided by Party B violate related laws and regulations or infringe the legal rights of others which gets Party A involved in legal dispute, Party A is entitled to require Party B to eliminate the effect and bear any economic loss as incurred hereof to Party A and investigate the civil responsibility of Party B.

iv) Rights of Party B

1.
Party B is entitled to require Party A to provide the Internet SMS gateway interface regulations and related technical protocols and standards and cooperate with Party B to provide the service to subscribers under this Agreement.

2.	Party B is entitled to, according to the business development, require Party A to adjust the network interface flow limit under the permission of the capacity of the network of Party A.

3.
Party B is entitled to add any new service or modify the current service regularly as per this Agreement and the regulations on the management of Monternet cooperation and stipulate the message fees for all SMS services provided under this Agreement according to the regulations of Party A on Monternet SMS pricing .

4.
Party B is entitled to know any information that Party A has formulated internally and issued formally and may have direct effect on the business development of Party B, except otherwise the information in relation to the confidentiality of the State and Party A.

5.	Party B is entitled to require Party A’s assistance to solve any subscriber complaint that needs the cooperation of Party A.

6.	Party B is entitled to require Party A to provide fee accounting and collection service for the service under the cooperation of both parties approved by Party A.

III. Proceeds and Distribution

1.	Communications fee proceeds distribution mode:

Party A is entitled to own in full all the communications fees as incurred due to the use of subscribers of the mobile communications network resources.

2.	SMS service distribution mode:

Party B is entitled to own the message fees as incurred due to its provision of application service or message services for subscriber and is liable to pay commission for the fee accounting and collection agency service provided by Party B to Party A. The basis to calculate such commission is the receivable message fees from Monternet subscribers in Anhui A and 15% of such receivable message fees shall be paid to Party A as commission for the message accounting and collection agency service provided by Party A.

3.	The charging period of the Monternet service shall start as of 00:00 of the first day to 24:00 of the last day of every natural month.

4.
The charging and settlement shall be based on the successful CDR collected by the charging system of Party A. The charging as per pieces shall be based on the success of subscribers to receive the message while the charging on a monthly basis shall be based on the service actually ordered and used successfully by subscribers of the month.

5.	The message fees that both parties settle shall not include the following items:

a)	subscriber fees for number cancellation (including pre-number cancellation);

b)	subscriber fees for stop;

c)	silent subscriber fees;

d)	fees due to too high average single message fees;

e)	fees due to refund (including the fees refunded by double to subscribers as per error sum in the activity of “Refund by double if message fee error); and

f)	any other fee as provided by both parties.

6.
Party A shall provide Party B with the charging record of the last month before the 15th day of every month and Party B shall, within 5 natural days (00:00 of the 16th day-24:00 of the 20th day of every month) after the reception of the charging record provided by Party A, feed back the reconciliation result. In the case where Party B does not feed back the result as scheduled, it can be regarded that the reconciliation has no error. In the case where Party B finds the settlement sum difference in the charging record is more than 5%, it can apply for reconciliation, and both parties can activate the reconciliation flow after Party B provides settlement statistic data.

7.
Party B shall prepare invoice as per the settlement statements issued by Party A, and send it to Party A before the 25th day of that month when the message fees are announced. In the case where both parties have dispute on the charging record and the sum under the dispute based on the CDR success status report is not more than 5%, the data provided by Party A shall prevail; otherwise, the settlement as per the sum on the reconciliation statement shall be made in the precondition that both parties agree that the excessive payments should be refunded and the deficiencies should be repaid in the next settlement.

8.
In the case where the proceeds of Party B after settlement are negative, Party B must pay the outstanding fees to Party A before the 5th day of the next month after the announcement of the message fees and cannot have write-off with the message fees of the next month, i.e. both parties shall conduct the settlement and liquidation on a monthly basis. In the case where Party B does not pay the outstanding fees to Party A before the 5th day of the next month, Party A is entitled to directly deduct 5 points of credit from Party B. In the case where Party B fails to pay the outstanding fees to Party A before the 5th day of the next month after the announcement of the message fees, Party A is entitled to directly terminate the cooperation with Party B and shall reserve the right to require the payment of Party B of such outstanding fees.

9.
In order to quicken the settlement efficiency of both parties and satisfy the personal requirements of Party B, Party A shall provide the following two settlement period modes for Party B’s choice. Party B chooses Mode A as the period for the future settlement. If Party B chooses Mode B, settlement in a quarter basis, Party B shall prepare settlement invoice in a quarterly basis as of June of 2007 and the invoice must indicate clearly and respectively the breakdown and total amount of every month of the quarter.

Mode A: settlement in a monthly basis, i.e. the settlement must be conducted as scheduled on a monthly basis no matter how much the sum of the month is;

Mode B: settlement on a quarter basis, i.e. the settlement can be conducted in a quarter basis as per the actual situation (such as small sum of every month).

10.
Party A, according to the regulations on the management of Monternet cooperation of China Mobile Group Anhui Co., Ltd count the response rate of the provision of settlement invoice of Party B into the credit examination. In the case where Party B delays the provision of the settlement invoice for the first time and thus the settlement progress of Party A is affected, 3 points of credit of Party B shall be deducted by Party A; in the case where Party B delays the provision of the settlement invoice for the second time and thus the settlement progress of Party A is affected, 6 points of credit of Party B shall be deducted by Party A; for the third time of delay, Party A is entitled to directly terminate the cooperation with Party B. (Refer to Interim Regulations on the Message Fee Settlement of Monternet Service of China Mobile Group Anhui Co., Ltd for details).

IV. Confidentiality

1.
For the purpose of this Agreement, “proprietary information” shall refer to, in the process of cooperation, the information that either party obtains from the other party (“the disclosing party”), that is developed, invented, discovered or known by, or transferred to the disclosing party, or that has commercial value to the business of the disclosing party. Proprietary information shall include but not limit to business secret, computer program, design technology, idea, proprietary technology, technique, data, business and product development proposal, customer information and other information in relation to the business of the disclosing party, or the other information the disclosing party obtains from any other party that shall be kept in secret. Both parties understand the disclosing party owns and will own the proprietary information and the information is very important to the disclosing party; and the cooperation relationship between Party A and Party B produces the confidentiality and trust relationship in connection with the proprietary information between both parties.

2.
Without the prior written consent of the disclosing party, the other party shall keep any proprietary information in secret and shall use or disclose to any individual or body the proprietary information, except otherwise required by performance of the obligations under this Agreement.

3.
Both parties shall be liable to keep the detailed content of this Agreement in secret. Without the written approval of the other party in advance, neither party can disclose cooperation under this Agreement and the detailed content of this Agreement to any third party.

V. Disclaimer

1.
In the case where any obligation under this Agreement cannot be performed or performed completely by both parties or either party due to force majeure, both parties or either party shall bear no responsibility to each other or to the other party. However, the party encountering the force majeure shall, within 10 workdays as of the occurrence of the force majeure, disclose the situation of the force majeure to the other party and provide related certificates as well. After the effect of such force majeure is eliminated, both parties shall deliberate the continuance of the performance of this Agreement by both parties or either party.

2.
In the case where the party encountering force majeure fails to inform the other party of such force majeure and the loss to the other party is thereby enlarged, such party shall bear such loss enlarged to the other party.

VI. Responsibilities of Breach

1.	That any party fails to perform this Agreement and any provision of the annex to this Agreement shall be regarded as breach of this Agreement.

2.
Either party, after receiving the notice in writing or e-mail detailing the breach from the other party, if deeming the actual existence of breach act, shall, within 10 workdays, correct such breach act and notify the other party of the correction; if deeming no existence of breach act, shall, within 10 workdays, submit written dispute or explanation to the other party. In the latter case, both parties can negotiate with each other about the dispute. If the negotiation fails, such dispute can be solved as per the Dispute of this Agreement.

3.
In the case where either party breaks this Agreement and thus causes bad social effect or economic loss, the other party is entitled to require such party to eliminate the effect and bear the economic loss as incurred due to such breach act to it and shall reserve the right to investigate the civil responsibility of such party.

VII Dispute

In the case where both parties have any dispute in the performance of this Agreement both parties shall friendly negotiate with each other to solve such dispute. If the negotiation fails, either party can submit such dispute for arbitration at Hefei Arbitration Commission. The arbitration shall be final and have binding force on both parties.

VIII. Effect, Modification, Extension and Termination

1.
This Agreement shall be in effect as of January 1, 2008 and expire as at April 30, 2008. If both parties have no dispute on this Agreement within the effective period of this Agreement, this Agreement will be extended automatically for half a year; if either party has dispute, such party shall inform the other party of such dispute 30 days before the expiration of this Agreement in writing or e-mail.

2.
According to the regulations on the management of Monternet cooperation of China Mobile Group Anhui Co., Ltd, if Party B withdraws its service under this Agreement, this Agreement shall be terminated automatically upon its withdrawal.

3.
This Agreement is made in quadruplicate and cannot become effective until the representatives of both parties sign and stamp (including paging seal). Either party holds two counterparts and all counterparts shall have the same legal effect.

4.	Any annex to this Agreement shall be an integral part of this Agreement and has the same legal effect as this Agreement.

5.
Within the effective period of this Agreement, both parties, in friendly deliberation manner, can modify any provision of this Agreement or rescind this Agreement. Either party that proposes to modify or rescind this Agreement shall submit written proposal to the other party 30 days earlier. Either party that unilaterally rescinds this Agreement without the permission of the other party shall bear all losses as incurred hereof to the other party.

Representative on and for behalf Party A:	Representative on and for behalf Party B: Song Zhiling (signature)
Authorized representative: Shi Yuanyou (seal)	Authorized signature:
Party A (seal): China Mobile Group Anhui Co., Ltd Date: December 24, 2007	Party B (seal): Shanghai Mopai Information Technology Co., Ltd Date: December 24, 2007

Annex:

Responsibility Pledge for Information Safety regarding Monternet Cooperation

This Responsibility Pledge is entered into between Party A and Party B with the objective to further strengthen the management on Internet message service, effectively prevent the occurrence and spread of hazardous information and promote the healthy and orderly development of Monternet service and the construction of socialism spiritual civilization, in accordance with the Telecommunication Regulations of P. R. China and the provisions of the State Council and the Ministry of Information Industry on Internet management and hazardous information clearing and administration and based on some problems to be regulated in the process of providing Monternet service, and the details of this Responsibility Pledge are as follows:

1.	Party B, when providing various Monternet services, shall abide by the national laws, statutes and administrative regulations related.

2.
Party B (including the subscribers of Party B) shall not make use of Monternet service to do anything to endanger the national security and disclose the national secret etc nor use the network to look up, copy and spread any information endangering the national security, information worsening social security and coprological information.

3.	When providing Monternet service, Party B shall comply with international practices on Internet and shall not send advertising, vicious or defiant information to subscribers or other organizations.

4.
Party B shall pay high attention to information security work, have senior leaders responsible for security work, prepare internal information security regulations, strengthen the review and monitoring of the issue of information etc, ensure all information sent to comply with related security regulations and bear any responsibility as incurred due to information issue.

5.
Party B shall, via hardware, software and other security measures alike, strictly control the number of people receiving group SMS via the Internet circuit, appoint the personnel with high political consciousness to engage in information security, maintenance of core network equipments and business management.

6.
Party B shall establish hazardous information filtering mechanism under which, some keyword of the SMS such as “Duan Xin Chuan Qing” and “Duan Xin You Chai” etc provided online for subscribers must be filtered so as to prevent a few vicious subscribers to spread retroactive and bad words via SMS (including the nine kinds of messages whose making, copy and spread are forbidden in Regulations on the Management of Internet Message Services).

7.	The message sent by the system of Party B and the mobile phone number data of subscribers shall be kept for 6 months for purpose of check where necessary.

8.
Party B shall strictly carry out confidentiality regulations and shall not disclose the message of subscribers such as mobile phone number etc to any other unit and individual out of China Mobile (except otherwise provided according to the national laws and regulations related).

9.
On important festivals of the State or during national/international major events (such as May Day, National Day, Spring Festival and national important meetings etc), Party B shall strengthen the supervision on information security and appoint special personnel to engage in information security.

10.
In case the information security problem occurs, Party B shall eliminate the bad message and prevent it from being sent out as soon as possible in order to lower the effect and timely submit event report to Party A.

11.
Any information issued by Party B must be legal; Party B cannot use any information of the information source without the permission of information source; otherwise, Party B shall bear all responsibilities as incurred hereof.

12.
Within the operation under this Agreement, without the written consent of Party A, Party B shall not provide any service out of this Agreement for the subscribers of Party A, nor increase or decrease services unilaterally, nor adjust service fees. In addition, Party B shall not, without the written consent of Party A, interconnect the SMS platform of Party A with that of any other telecom operator, nor send the SMS promoting the rivals (other telecom/mobile operators) of Party A and their services etc to the subscribers of Party A, nor unilaterally provide manual SMS services for the subscribers of Party A via the SMS platform of Party A.

13.
For any SP who fails to carry out information security regulations and violates the above provisions, in addition to any responsibility as incurred hereof, Party A is entitled to cut off Internet circuit, even interrupt mutual cooperation and investigate the related responsibilities of breach.

Representative on and for behalf Party A:	Representative on and for behalf Party B: Song Zhiling (signature)
Authorized representative: Shi Yuanyou (seal)	Authorized signature:
Party A (seal): China Mobile Group Anhui Co., Ltd Date: December 24, 2007	Party B (seal): Shanghai Mopai Information Technology Co., Ltd Date: December 24, 2007